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                                                                    Exhibit 99.1

                   Inergy, L.P. Reports Third Quarter Results
                                     ******
                     Continues Execution of Acquisition Plan

     Kansas City, MO (August 13, 2003) - Inergy, L.P. (NASDAQ: NRGY) today reported its results of operations for its fiscal third quarter ended June 30, 2003.

     For the three months ended June 30, 2003, Inergy, L.P. (Inergy) reported a seasonal net loss of $6.5 million, or $(0.75) per limited partner unit, as compared to a loss of $5.9 million, or $(0.88) per limited partner unit for the same period in the prior year. Due to the seasonal nature of the propane industry, Inergy typically reports a quarterly net loss in its third and fourth fiscal quarters. For the nine-month period ended June 30, 2003 net income was $19.0 million, or $2.28 per diluted limited partner unit, compared with $12.6 million, or $1.93 per diluted limited partner unit, for the same period in the prior year. Income (loss) before interest, taxes, depreciation and amortization (EBITDA) was $(0.9) million for the quarter ended June 30, 2003, as compared to $0.2 million of EBITDA reported in the third quarter of last year. For the nine-month period, EBITDA increased 35% to $36.6 million from $27.1 million last year.

     As previously announced, the Board of Directors of the Partnership's general partner declared the seventh consecutive increase in the Partnership's quarterly cash distribution to $0.75 per unit ($3.00 annually) for the quarter ended June 30, 2003. The distribution will be paid on August 14, 2003 to unitholders of record as of August 7, 2003.

     Since April 2003, the Partnership has closed on the acquisitions of the assets of seven retail propane companies. These companies distributed approximately 27 million gallons during the prior 12 months which represents an approximate 24 percent increase in the Partnership's retail propane volume. All seven acquisitions are expected to be accretive on distributable cash flow per unit basis.

     "We are on track for another solid year of performance," said John Sherman, President and CEO of Inergy. "The successful integration of our recent acquisitions, our continuing acquisition activity in the retail propane sector and the closing of our recently announced credit facility position us to continue the execution of our disciplined growth strategy."

     Retail gallon sales increased to 13.4 million in the third quarter of fiscal 2003 from 13.1 million gallons sold in the same quarter of last year, primarily as a result of acquisitions. For the nine-month period, retail gallon sales increased to 99.8 million gallons in 2003 as compared to 73.6 million gallons sold in the same period of the prior year. The 36% increase in the nine-month retail gallon sales in 2003 over those of 2002 is due primarily to acquisition-related volume in addition to colder weather in the 2003 period as compared to the 2002 period.

     Retail propane gross profit was $8.3 million in the quarter ended June 30, 2003, as compared to $8.5 million in the same period last year. Retail propane gross profit in the nine months ended June 30, 2003 increased 29% to $63.6 million from $49.4 million in the same period of 2002. The decrease in retail propane gross profit for the three-month period is a result of decreased margin per gallon as a result of higher product costs while the increase in retail propane gross profit in the nine-month period is primarily attributable to acquisition-related volume and colder weather in 2003 as compared to 2002. Gross profit from wholesale operations was $0.4 million in the third quarter of fiscal 2003 as compared to $0.8 million in the same fiscal period of 2002. In the nine months ended June 30, 2003, gross profit from wholesale operations


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increased to $6.6 million as compared to $4.2 million in the same period of
2002. Other retail gross profits, including transportation, were $2.4 million in the three months ended June 30, 2003 compared to $2.8 million in the same period of the prior year. For the nine months ended June 30, 2003, other retail gross profits increased to $10.2 million as compared to $8.8 million in the same period of fiscal 2002 primarily as a result of acquisitions.

     Operating and administrative expenses were $12.1 million in the three months ended June 30, 2003 compared to $11.9 million in the same period of 2002. For the nine months ended June 30, 2003 operating and administrative expenses were $44.2 million compared to $35.2 million in the nine months ended June 30, 2002. The increase in operating expenses is primarily attributable to increased personnel and vehicle costs due to higher volume sales as a result of the colder weather, internal growth, and retail acquisitions.

     Inergy, L.P. - headquartered in Kansas City, Missouri - is among the fastest growing Master Limited Partnerships in the country. The Partnership's operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today Inergy serves nearly 240,000 retail customers from 131 customer service centers throughout the eastern half of the United States. The Partnership also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in 35 states and Canada.

     Inergy will conduct a conference call on August 13, 2003, to discuss the Partnership's third quarter performance. The call is scheduled for 3:30 p.m., CDT. Call-in begins at 3:20 p.m., CDT. The call-in number is 1-800-370-0898. A digital recording of the call will be available for the two weeks following the call by dialing 1-877-519-4471 and entering the pass code 4066347. A recording will also will be available on Inergy's website, www.InergyPropane.com. For more information, please contact Mary Adams in Inergy's Investor Relations Department at 816-842-8181 or via email at madams@inergyservices.com.

     This news release contains forward-looking statements, which are statements that are not historical in nature such as the expected accretion for the seven recent acquisitions. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements, are weather conditions that vary significantly from historically normal conditions; our success in hedging our positions; the general level of petroleum product demand, and the availability of propane supplies; increases in the wholesale cost of propane; the price of propane to the consumer compared to the price of alternative and competing fuels; our ability to generate available cash for distribution to unitholders; the costs and effects of legal and administrative proceedings against us or which may be brought against us; and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy's annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.


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                           Inergy, L.P. and Subsidiary
                      Consolidated Statements of Operations
        For the Three Months and Nine Months Ended June 30, 2003 and 2002
                      (in thousands, except per unit data)

                                                             (Unaudited)               (Unaudited)
                                                         Three Months Ended         Nine Months Ended
                                                              June 30,                   June 30,
                                                          2003         2002          2003          2002
                                                          ----         ----          ----          ----
Revenues:
  Propane (a)                                           $35,331      $32,937      $292,823      $158,082
  Other                                                   4,150        3,761        14,998        11,433
                                                       ----------------------     -----------------------
                                                         39,481       36,698       307,821       169,515

Cost of product sold (a)                                 28,344       24,536       227,360       107,079
                                                       ----------------------     -----------------------

Gross profit                                             11,137       12,162        80,461        62,436

Operating and administrative expenses                    12,127       11,898        44,159        35,225
Depreciation and amortization                             3,362        3,174        10,097         8,319
                                                       ----------------------     -----------------------

Operating income (loss)                                  (4,352)      (2,910)       26,205        18,892

Other income (expense):
  Interest expense                                       (2,263)      (2,318)       (7,399)       (5,555)
  Loss on sale of property, plant and equipment             (96)        (109)          (86)         (228)
  Interest expense related to write-off of
    deferred financing costs                                  -         (585)            -          (585)
  Finance charges                                           147           29           236           114
  Other                                                      48           13            99            50
                                                       ----------------------     -----------------------

Income (loss) before income taxes                        (6,516)      (5,880)       19,055        12,688

Provision for income taxes                                   32           30           102            82
                                                       ----------------------     -----------------------

Net income (loss)                                       $(6,548)     $(5,910)     $ 18,953      $ 12,606
                                                       ======================     =======================

Net Income (loss) allocable to:
  Non-Managing General Partner Interest                 $  (131)     $  (118)     $    379      $    252
  Limited Partner Interest                               (6,417)      (5,792)       18,574        12,354
                                                       ----------------------     -----------------------
                                                        $(6,548)     $(5,910)     $ 18,953      $ 12,606
                                                       ======================     =======================

Net Income (loss) Per Limited Partner Unit:
  Basic                                                 $ (0.75)     $ (0.88)     $   2.32      $   1.96
  Diluted                                               $ (0.75)     $ (0.88)     $   2.28      $   1.93


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
               Supplemental Information:
               -------------------------
Retail gallons sold                                      13,361       13,103        99,795        73,650

EBITDA:
  Net Income (loss)                                     $(6,548)     $(5,910)      $18,953       $12,606
  Interest expense                                        2,263        2,318         7,399         5,555
  Interest expense related to write-off of
    deferred financing costs                                  -          585             -           585
  Provision for income taxes                                 32           30           102            82
  Depreciation and amortization                           3,362        3,174        10,097         8,319
                                                       ----------------------     -----------------------
EBITDA (b)                                              $  (891)     $   197       $36,551       $27,147
                                                       ======================     =======================

Distributable Cash Flow:
  EBITDA (b)                                              $(891)     $   197       $36,551       $27,147
  Cash interest expense (c)                              (1,907)      (1,957)       (6,354)       (4,647)
  Maintenance capital expenditures                         (238)        (555)         (808)       (1,192)
  Provision for income taxes                                (32)         (30)         (102)          (82)
                                                       ----------------------     -----------------------
  Distributable cash flow (d)                           $(3,068)     $(2,345)      $29,287       $21,226
                                                       ======================     =======================

Weighted Average Limited Partner Units Outstanding:
---------------------------------------------------
Basic                                                     8,516        6,585         8,022         6,303
Diluted                                                   8,516        6,585         8,138         6,402

(a) New accounting standards affecting the reporting of gains or losses on certain contracts related to our risk management activities became effective in the past year requiring such contracts to be reported on a net basis in the income statement. The adoption of the new standards required that we reduce both revenue and cost of product sold by $21.3 million and $52.5 million in the three-month and nine-month periods ended June 30, 2002, respectively. This reclassification had no impact on gross profit, net income or EBITDA.

(b) EBITDA is defined as income before taxes, plus interest expense and depreciation and amortization expense, less interest income. EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with accounting principles generally accepted in the United States as those items are used to measure operating performance, liquidity or ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. EBITDA, as we define it, may not be comparable to EBITDA or similarly titled measures used by other corporations or partnerships.

(c) Cash interest expense is net of amortization charges associated with deferred financing costs.

(d) Distributable cash flow should not be used as a measure of financial performance calculated in accordance with generally accepted accounting principles.


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